UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 15)1

Darden Restaurants, Inc.
(Name of Issuer)

Common Stock, no par value per share
(Title of Class of Securities)

237194105
(CUSIP Number)

JEFFREY C. SMITH
STARBOARD VALUE LP
777 Third Avenue, 18th Floor
New York, New York 10017
(212) 845-7977

STEVE WOLOSKY, ESQ.
OLSHAN FROME WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October 10, 2014
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,635,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 11,635,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,635,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.8%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,535,767
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,535,767
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,535,767
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 580,066
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 580,066
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 580,066
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 317,952
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 317,952
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 317,952
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 317,952
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 317,952
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 317,952
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 317,952
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 317,952
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 317,952
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD LEADERS DELTA LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,457,025
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,457,025
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,457,025
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD LEADERS FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,457,025
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,457,025
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,457,025
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,457,025
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,457,025
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,457,025
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,457,025
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,457,025
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,457,025
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,635,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 11,635,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,635,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.8%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,635,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 11,635,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,635,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.8%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,635,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 11,635,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,635,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.8%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 11,635,000
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 11,635,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,635,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.8%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON MARK R. MITCHELL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 11,635,000
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 11,635,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,635,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.8%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 11,635,000
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 11,635,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,635,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.8%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON BRADLEY D. BLUM
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,500
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,500
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON CHARLES M. SONSTEBY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,500
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,500
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON ROBERT MOCK
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,318
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,318
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,318
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON CRAIG S. MILLER
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,000
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON BETSY S. ATKINS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 409
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 409
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 409
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON MARGARET SHÂN ATKINS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 360
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 360
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON JEAN M. BIRCH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 700
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 700
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 700
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON JAMES P. FOGARTY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,990
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,990
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,990
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON CYNTHIA T. JAMISON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 420
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 420
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 420
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON WILLIAM H. LENEHAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,108
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,108
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,108
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON LIONEL L. NOWELL, III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 400
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 400
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 400
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

1	NAME OF REPORTING PERSON ALAN N. STILLMAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 5,100
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 5,100
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,100
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 237194105

The following constitutes Amendment No. 15 to the Schedule 13D filed by the undersigned (“Amendment No. 15”).  This Amendment No. 15 amends the Schedule 13D as specifically set forth herein.

Item 2.	Identity and Background.

Item 2 is hereby amended to add the following:

According to the voting results from the 2014 annual meeting of shareholders of the Issuer held on October 10, 2014 (the “2014 Annual Meeting”), as described in Item 4 below, all twelve (12) of Starboard Value LP’s director nominees, Betsy S. Atkins, Margaret Shân Atkins, Jean M. Birch, Bradley D. Blum, Peter A. Feld, James P. Fogarty, Cynthia T. Jamison, William H. Lenehan, Lionel L. Nowell, III, Jeffrey C. Smith, Charles M. Sonsteby, and Alan N. Stillman, were elected to the Board of Directors of the Issuer (the “Board”).  Accordingly, each of Ms. Betsy Atkins, Ms. Shân Atkins, Misses Birch and Jamison, and Messrs. Blum, Fogarty, Lenehan, Nowell, Sonsteby, Stillman, Mock, and Miller are no longer members of the Section 13(d) group and shall cease to be Reporting Persons immediately upon the filing of this Amendment No. 15.  The remaining Reporting Persons will continue filing statements on Schedule 13D with respect to their beneficial ownership of securities of the Issuer to the extent required by applicable law.  Each of the remaining Reporting Persons is party to the Joint Filing Agreement, as further described in Item 6.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

According to the voting results from the 2014 Annual Meeting, all twelve (12) of Starboard Value LP’s director nominees, Betsy S. Atkins, Margaret Shân Atkins, Jean M. Birch, Bradley D. Blum, Peter A. Feld, James P. Fogarty, Cynthia T. Jamison, William H. Lenehan, Lionel L. Nowell, III, Jeffrey C. Smith, Charles M. Sonsteby, and Alan N. Stillman, were elected to the Board at the 2014 Annual Meeting.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) - 5(c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 132,647,480 Shares outstanding, as of September 15, 2014, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 3, 2014.

A.	Starboard V&O Fund

(a)	As of the close of business on October 13, 2014, Starboard V&O Fund beneficially owned 2,535,767 Shares.

Percentage: Approximately 1.9%

(b)	1. Sole power to vote or direct vote: 2,535,767
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,535,767
4. Shared power to dispose or direct the disposition: 0

CUSIP NO. 237194105

(c)	Starboard V&O Fund has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

B.	Starboard S LLC

(a)	As of the close of business on October 13, 2014, Starboard S LLC beneficially owned 580,066 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 580,066
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 580,066
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard S LLC has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

C.	Starboard C LP

(a)	As of the close of business on October 13, 2014, Starboard C LP beneficially owned 317,952 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 317,952
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 317,952
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard C LP has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

D.	Starboard R LP

(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 317,952 shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 317,952
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 317,952
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

CUSIP NO. 237194105

E.	Starboard R GP

(a)	Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 317,952 shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 317,952
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 317,952
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

F.	Starboard Delta LLC

(a)	As of the close of business on October 13, 2014, Starboard Delta LLC beneficially owned 3,457,025 Shares.

Percentage: Approximately 2.6%

(b)	1. Sole power to vote or direct vote: 3,457,025
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,457,025
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Delta LLC has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

G.	Starboard Leaders Fund

(a)	Starboard Leaders Fund, as a member of Starboard Delta LLC, may be deemed the beneficial owner of the 3,457,025 shares owned by Starboard Delta LLC.

Percentage: Approximately 2.6%

(b)	1. Sole power to vote or direct vote: 3,457,025
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,457,025
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Leaders Fund has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

H.	Starboard A LP

(a)
Starboard A LP, as the general partner of Starboard Leaders Fund and the managing member of Starboard Delta LLC, may be deemed the beneficial owner of the 3,457,025 shares owned by Starboard Delta LLC.

CUSIP NO. 237194105

Percentage: Approximately 2.6%

(b)	1. Sole power to vote or direct vote: 3,457,025
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,457,025
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A LP has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

I.	Starboard A GP

(a)	Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 3,457,025 shares owned by Starboard Delta LLC.

Percentage: Approximately 2.6%

(b)	1. Sole power to vote or direct vote: 3,457,025
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,457,025
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A GP has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

J.	Starboard Value LP

(a)
As of the close of business on October 13, 2014, 4,744,190 Shares were held in the Starboard Value LP Accounts.  Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard Delta LLC and the Starboard Value LP Accounts and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 2,535,767 Shares owned by Starboard V&O Fund, (ii) 580,066 Shares owned by Starboard S LLC, (iii) 317,952 Shares owned by Starboard C LP, (iv) 3,457,025 Shares owned by Starboard Delta LLC and (v) 4,744,190 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 8.8%

(b)	1. Sole power to vote or direct vote: 11,635,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,635,000
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value LP has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

K.	Starboard Value GP

(a)
Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 2,535,767 Shares owned by Starboard V&O Fund, (ii) 580,066 Shares owned by Starboard S LLC, (iii) 317,952 Shares owned by Starboard C LP, (iv) 3,457,025 Shares owned by Starboard Delta LLC and (v) 4,744,190 Shares held in the Starboard Value LP Accounts.

CUSIP NO. 237194105

Percentage: Approximately 8.8%

(b)	1. Sole power to vote or direct vote: 11,635,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,635,000
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value GP has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

L.	Principal Co

(a)
Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 2,535,767 Shares owned by Starboard V&O Fund, (ii) 580,066 Shares owned by Starboard S LLC, (iii) 317,952 Shares owned by Starboard C LP, (iv) 3,457,025 Shares owned by Starboard Delta LLC and (v) 4,744,190 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 8.8%

(b)	1. Sole power to vote or direct vote: 11,635,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,635,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

M.	Principal GP

(a)
Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 2,535,767 Shares owned by Starboard V&O Fund, (ii) 580,066 Shares owned by Starboard S LLC, (iii) 317,952 Shares owned by Starboard C LP, (iv) 3,457,025 Shares owned by Starboard Delta LLC and (v) 4,744,190 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 8.8%

(b)	1. Sole power to vote or direct vote: 11,635,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,635,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

CUSIP NO. 237194105

N.	Messrs. Smith, Mitchell and Feld

(a)
Each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 2,535,767 Shares owned by Starboard V&O Fund, (ii) 580,066 Shares owned by Starboard S LLC, (iii) 317,952 Shares owned by Starboard C LP, (iv) 3,457,025 Shares owned by Starboard Delta LLC and (v) 4,744,190 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 8.8%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 11,635,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 11,635,000

(c)	None of Messrs. Smith, Mitchell or Feld has entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

O.	Mr. Blum

(a)	As of the close of business on October 13, 2014, Mr. Blum directly owned 2,500 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,500
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,500
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Blum has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

P.	Mr. Sonsteby

(a)	As of the close of business on October 13, 2014, Mr. Sonsteby directly owned 3,500 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 3,500
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,500
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Sonsteby has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

CUSIP NO. 237194105

Q.	Mr. Mock

(a)	As of the close of business on October 13, 2014, Mr. Mock directly owned 1,318 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,318
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,318
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Mock has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

R.	Mr. Miller

(a)	As of the close of business on October 13, 2014, Mr. Miller directly owned 1,000 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,000
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Miller has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

S.	Ms. Betsy Atkins

(a)	As of the close of business on October 13, 2014, Ms. Betsy Atkins directly owned 409 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 409
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 409
4. Shared power to dispose or direct the disposition: 0

(c)	Ms. Atkins has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

T.	Ms. Shân Atkins

(a)	As of the close of business on October 13, 2014, Ms. Shân Atkins directly owned 360 Shares.

Percentage: Less than 1%

CUSIP NO. 237194105

(b)	1. Sole power to vote or direct vote: 360
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 360
4. Shared power to dispose or direct the disposition: 0

(c)	Ms. Atkins has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

U.	Ms. Birch

(a)	As of the close of business on October 13, 2014, Ms. Birch directly owned 700 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 700
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 700
4. Shared power to dispose or direct the disposition: 0

(c)	Ms. Birch has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

V.           Mr. Fogarty

(a)	As of the close of business on October 13, 2014, Mr. Fogarty directly owned 1,990 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,990
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,990
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Fogarty has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

W.	Ms. Jamison

(a)	As of the close of business on October 13, 2014, Ms. Jamison directly owned 420 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 420
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 420
4. Shared power to dispose or direct the disposition: 0

(c)	Ms. Jamison has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

CUSIP NO. 237194105

X.	Mr. Lenehan

(a)	As of the close of business on October 13, 2014, Mr. Lenehan directly owned 2,108 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,108
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,108
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Lenehan has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

Y.           Mr. Nowell

(a)	As of the close of business on October 13, 2014, Mr. Nowell directly owned 400 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 400
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 400
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Nowell has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

Z.	Mr. Stillman

(a)	As of the close of business on October 13, 2014, Mr. Stillman directly owned 5,100 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 5,100
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 5,100
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Stillman has not entered into any transactions in the Shares since the filing of Amendment No. 14 to the Schedule 13D.

Each Reporting Person, as a member of a “group” with the other Reporting Persons for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the Shares directly owned by the other Reporting Persons.  Each Reporting Person disclaims beneficial ownership of such Shares except to the extent of his, her or its pecuniary interest therein.

CUSIP NO. 237194105

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

On October 13, 2014, the Reporting Persons entered into a Joint Filing Agreement in which the Reporting Persons who will remain Reporting Persons subsequent to this Amendment No. 15 agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Issuer to the extent required by applicable law. A copy of this agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibit:

99.1
Joint Filing Agreement by and among Starboard Value and Opportunity Master Fund Ltd, Starboard Value and Opportunity S LLC, Starboard Value and Opportunity C LP, Starboard Leaders Delta LLC, Starboard Leaders Fund LP, Starboard Value LP, Starboard Value GP LLC, Starboard Principal Co LP, Starboard Principal Co GP LLC, Starboard Value A LP, Starboard Value A GP LLC, Starboard Value R LP, Starboard Value R GP LLC, Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld, dated October 13, 2014.

CUSIP NO. 237194105

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  October 14, 2014

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
       its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP,
       its manager

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP
       its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC,
       its general partner

STARBOARD LEADERS DELTA LLC
By: Starboard Value A LP,
      its managing member

STARBOARD  LEADERS FUND LP
By: Starboard Value A LP
       its general partner

STARBOARD VALUE A LP
By: Starboard Value A GP LLC,
      its general partner

STARBOARD VALUE LP
By: Starboard Value GP LLC,
       its general partner

STARBOARD VALUE GP LLC
By: Starboard Principal Co LP,
       its member

STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC,
       its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE A GP LLC

STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Mark R. Mitchell, Peter A. Feld, Bradley D. Blum, Charles M. Sonsteby, Robert Mock, Craig S. Miller, Betsy S. Atkins, Margaret Shân Atkins, Jean M. Birch, James P. Fogarty, Cynthia T. Jamison, William H. Lenehan, Lionel L. Nowell, III and Alan N. Stillman